SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported):
January 13, 2005

Kentucky Investors, Inc.
(Exact Name of Registrant as Specified in its Charter)

Kentucky	0-1999	61-6030333
(State of other jurisdiction)	(Commission File Number)	(IRS Employer I.D. No.)

200 Capital Avenue
Frankfort, Kentucky 40601
(Address of Principal Executive Offices)

(502) 223-2361
(Registrant's Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement.

On January 13, 2005, our Board of Directors approved and authorized the officers to enter into a material definitive agreement whereby Kentucky Investors, the Registrant, will purchase the following real properties, including the improvements thereon, from its wholly-owned subsidiary, Investors Heritage Life Insurance Company. The street addresses of these properties, all of which are located in Frankfort, Kentucky, are 200 Capital Avenue, 117 W. Second Street, 213 W. Second Street, and 211 Shelby Street.

(1)	Kentucky Investors and its wholly-owned subsidiary, Investors Heritage Life Insurance Company, entered into the definitive purchase agreement on January 13, 2005.
(2)

The purchase price that Kentucky Investors shall pay in cash at closing is $3,650,000. The Kentucky Investors Board of Directors used a property appraisal prepared by Robert W. Lancaster on September 13, 1999, as one of the factors in establishing the purchase price. The purchase price is greater than the value set forth in the appraisal because the Board viewed the age of the appraisal as not being reflective of the value of the property in 2005. Additionally, the Board considered other factors, such as age and condition of the properties and more recent market sales, that it deemed relevant in establishing the purchase price. The purchase agreement is subject to standard terms, conditions and contingencies for a real estate transaction including but not limited to, financing property inspections, phase I environmental assessments, title insurance and surveys, all of which must be satisfactory to Kentucky Investors. In addition, the Commonwealth of Kentucky, Office of Insurance must approve the sale.

Upon consummation of the sale of the properties, Kentucky Investors intends to lease the properties to Investors Heritage. The terms of the lease have yet to be finalized; however, Kentucky Investors expects that the rental for the properties will be based upon market rents charged for similar properties in the Frankfort, Kentucky area.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENTUCKY INVESTORS, INC.

/s/ Harry Lee Waterfield II
Chief Executive Officer

Dated: January 14, 2005